Exhibit 3.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

FIRST:	The name of the Limited Liability Company is Potomac Acquisition LLC.

SECOND:

The address of the registered office in Delaware is 251 Little Falls Drive in the City of Wilmington. Zip code 19808-1674. The name of its Registered Agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 23rd day of April, 2018.

By:	/s/ Mary Ellen Pisanelli
Name:	Mary Ellen Pisanelli
Title:	Authorized Person